SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2008

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On March 10, 2008, Jeffery H. Boyd, President and Chief Executive Officer of priceline.com Incorporated (“priceline.com” or the “Company”), amended a stock trading plan implemented pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended.  The purpose of the March 2008 amendment is to add shares to Mr. Boyd’s existing plan.  The March 2008 amendment does not alter the sale terms of the shares covered by Mr. Boyd’s existing plan, which were described in Form 8-Ks filed with the Securities and Exchange Commission on March 10 and December 8, 2006.

The March 2008 amendment provides for the sale of shares underlying the March 2008 grant of 18,038 performance share units to Mr. Boyd to pay the estimated amount of taxes that will be due and owing upon issuance of the shares.  The Plan provides that if and when the shares underlying the performance share units are issued to Mr. Boyd, 41.45% of the shares issued to Mr. Boyd will be sold.

In addition, the March 2008 amendment provides for the sale of 266,666 shares of priceline.com common stock underlying stock options with an exercise price of $30.66 in three equal annual installments prior to their expiration in May 2011.  Pursuant to the terms of the amendment, approximately 1/3 of the shares underlying the stock options will be sold in each of 2009, 2010 and 2011.

                Under the terms of the Plan, Mr. Boyd will have no discretion or control over the timing or effectuation of the sales.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod
	Name:	Robert J. Mylod
	Title:	Chief Financial Officer

Date:  March 14, 2008